Exhibit 99.1

May 16, 2017

ALLIANCE DATA'S EPSILON EXPANDS RELATIONSHIP WITH AT&T;
SIGNS NEW AGREEMENT TO SUPPORT AT&T'S BUSINESS
SOLUTIONS UNIT ACROSS UNITED STATES

Epsilon®, an Alliance Data (NYSE: ADS) company, today announced the signing of a relationship expansion agreement with AT&T Business Solutions, which markets telecom services to millions of AT&T business customers and prospects. Epsilon has provided similar services for other AT&T business units since 1997 and has supported the Business Solutions team on select projects since 2012.

A Fortune 500 company, AT&T (NYSE: T) is the world's largest communications company, delivering advanced mobile solutions, next-generation TV, high-speed internet and smart solutions for people and businesses. AT&T reported consolidated revenue totaling $163.8 billion in 2016.

Under the terms of the agreement, Epsilon will provide a full suite of direct marketing services for AT&T Business Solutions, with a focus on the United States. Epsilon will oversee strategy, creative development, account management and program activation. Epsilon will support AT&T's small, medium and enterprise businesses.

About AT&T
AT&T Inc. (NYSE:T) helps millions around the globe connect with leading entertainment, mobile, high speed internet and voice services. We're one of the world's largest providers of pay TV. We have TV customers in the U.S. and 11 Latin American countries. We offer the best global coverage of any U.S. wireless provider.* And we help businesses worldwide serve their customers better with our mobility and highly secure cloud solutions.

Additional information about AT&T products and services is available at http://about.att.com. Follow our news on Twitter at @ATT, on Facebook at http://www.facebook.com/att and YouTube at http://www.youtube.com/att.

*Global coverage claim based on offering discounted voice and data roaming; LTE roaming; voice roaming; and world-capable smartphone and tablets in more countries than any other U.S. based carrier. International service required. Coverage not available in all areas. Coverage may vary per country and be limited/restricted in some countries.

About Epsilon
Epsilon® is an all-encompassing global marketing innovator. We provide unrivaled data intelligence and customer insights, world-class technology including loyalty, email and CRM platforms and data-driven creative, activation and execution. Epsilon's digital media arm, Conversant®, is a leader in personalized digital advertising and insights through its proprietary technology and trove of consumer marketing data, delivering digital marketing with unprecedented scale, accuracy and reach through personalized media programs and through CJ Affiliate by Conversant®, one of the world's largest affiliate marketing networks. Together, we bring personalized marketing to consumers across offline and online channels, at moments of interest, that help drive business growth for brands.  Recognized by Ad Age as the #1 World's Largest CRM/Direct Marketing Agency Network, #1 Largest U.S. Agency from All Disciplines, #1 Largest U.S. CRM/Direct Marketing Agency Network and #1 Largest U.S. Mobile Marketing Agency, Epsilon employs over 8,000 associates in 70 offices worldwide. Epsilon is an Alliance Data® company. For more information, visit www.epsilon.com and follow us on Twitter @EpsilonMktg.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 17,000 associates at approximately 100 locations worldwide.

Alliance Data's card services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Investor information about Alliance Data's businesses may be found here.

Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

# # #